                                                                      Exhibit 12

                                   BELO CORP.
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                      Year Ended December 31,
                                       ----------------------------------------------------
                                         1997       1998       1999       2000       2001
                                         ----       ----       ----       ----       ----
Earnings:
   Earnings before income taxes
      and the cummulative effect
      of accounting changes            $154,122   $130,460   $276,453   $266,834   $ 21,763
   Add: Total fixed charges              94,069    112,082    116,032    137,808    115,796
   Less: Interest capitalized               510      1,680      2,552      2,398        489
                                       --------   --------   --------   --------   --------
         Adjusted earnings             $247,681   $240,862   $389,933   $402,244   $137,070
                                       ========   ========   ========   ========   ========

Fixed Charges:
   Interest                            $ 91,288   $109,318   $113,160   $135,178   $113,163
   Portion of rental expense
      representative of the
      interest factor (1)                 2,781      2,764      2,872      2,630      2,633
                                       --------   --------   --------   --------   --------
         Total fixed charges           $ 94,069   $112,082   $116,032   $137,808   $115,796
                                       ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges         2.63 x     2.15 x     3.36 x     2.92 x     1.18
                                       ========   ========   ========   ========   ========

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(1)   For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.